Exhibit 99.1
CIRCLE8 CONFIRMS PROPOSAL FOR STHREE PLC, ADVANCING GLOBAL IT AND TECHNOLOGY STRATEGY
Proposed combination would significantly accelerate Circle8’s global strategy without dilution to existing Circle8 shareholders

ENGLEWOOD CLIFFS, N.J., Sept. 10, 2026 (GLOBE NEWSWIRE) — Circle8 Group, Inc. (Nasdaq: CIRC) (“Circle8” or the “Company”) today confirmed that it has submitted a proposal for SThree plc (“SThree”) (STEM.L), an international specialist STEM business as reported in SThree’s Takeover Code announcement required by the London Stock Exchange.
Although the process remains at an early stage, Circle8 believes a combination of the two companies represents a compelling strategic opportunity to significantly increase the Group’s international scale and accelerate its ambition to build a leading global IT and technology platform.
Most importantly for our shareholders, the proposed transaction is currently structured to be financed without issuing additional Circle8 common stock. As a result, existing Circle8 shareholders would not be diluted by the transaction.
Circle8’s objective is clear: to create significantly greater global scale and long-term shareholder value without dilution to its existing shareholders.
Compelling Strategic Rationale
Circle8 has built significant scale across Europe, with a growing presence in North America, and has established a strong position across IT and technology.
Our ambition now is global.
SThree brings recognized specialist brands, an established international presence and significant positions across technology, engineering and science. SThree generated approximately £1.3 billion in gross revenue during fiscal 2025. The gross revenues of the combined entities could approach $3 billion.
Circle8 believes that bringing the two businesses together would create a significantly larger global IT, technology and STEM platform, combining international scale, specialist expertise and strong positions across major technology markets.
The combination could significantly expand Circle8’s geographic reach and international client base, strengthen its technology capabilities and create additional opportunities across AI, cybersecurity, cloud, software engineering, technology consulting, solutions and managed services.

Exhibit 99.1
Circle8 believes the combination would represent a transformational step in taking the technology platform it has built in Europe to truly global scale. Circle8 intends to remain financially disciplined in its approach. Any transaction must create meaningful long-term value for shareholders and support the Company’s strategy of building a larger, stronger and more valuable global technology group.
Circle8’s priority is clear: create significantly greater global scale and long-term shareholder value without diluting existing Circle8 shareholders.
Continued Commercial Momentum
Circle8’s underlying business continues to strengthen.
Circle8 believes its current Nasdaq valuation significantly undervalues the scale of the business, its position in the European IT and technology market, its continued commercial momentum and its long-term growth potential.
The Company believes that its continued commercial performance, combined with its global growth strategy, provides a strong foundation for the next phase of Circle8’s development.
Guus Franke, Chairman and Chief Executive Officer of Circle8 Group, commented:
“Our mission is clear: to build one of the world’s leading global IT and technology platforms.
Circle8 has already established significant scale in Europe. Our ambition now is global, and we believe bringing Circle8 and SThree together could represent a transformational step toward achieving that ambition.
For our shareholders, one point is particularly important: this transaction is structured so that existing Circle8 shareholders would not be diluted. We intend to create significantly greater scale and long-term value without issuing additional Circle8 common stock to finance the transaction.
We also strongly believe that Circle8 is significantly undervalued on Nasdaq today. Our underlying business continues to strengthen as evidenced by our recent announcements about important new clients and contracts.
This is not about becoming bigger for the sake of size. It is about taking the technology platform we have built in Europe and creating a substantially larger and stronger global IT and technology company while protecting the ownership interests of the shareholders who are with us today.”
About Circle8 Group
Circle8 Group, Inc. (Nasdaq: CIRC) is an international technology and business transformation platform operating across North America and Europe.
Through its portfolio of specialized operating companies, Circle8 combines technology consulting, technology solutions, managed services and specialist technology services into an integrated international platform. The Company serves more than 500 enterprise

Exhibit 99.1
and government clients and supports organizations in designing, building, securing and operating mission-critical technology environments.
Circle8 generated more than $1.2 billion in gross revenue during 2025 and is supported by more than 16,000 professionals across the Group. Circle8 is building a scalable international platform focused on higher-value technology services, disciplined acquisitions and long-term shareholder value.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Circle8’s proposal for SThree, the contemplated financing structure, potential dilution, the possible combination of Circle8 and SThree, anticipated strategic and financial benefits, future growth, international expansion, customer contracts, market opportunities, valuation and business performance.
Forward-looking statements are based on Circle8’s current expectations, estimates, assumptions and projections and are subject to significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied.
There can be no assurance that Circle8 will make a firm offer for SThree, that financing will be completed on acceptable terms, that required approvals will be obtained, that any transaction will be agreed or completed, or that any anticipated benefits will be realized.
Additional risks and uncertainties are described in Circle8’s filings with the U.S. Securities and Exchange Commission. Circle8 undertakes no obligation to update or revise any forward-looking statements except as required by applicable law.
This announcement does not constitute a firm intention to make an offer under Rule 2.7 of the UK City Code on Takeovers and Mergers. There can be no certainty that a firm offer will be made or that any transaction will be completed.
Investor Contact

Kevin Murphy
Chief Financial Officer
kmurphy@atlantic-international.com